                                                                    EXHIBIT 10.3

                     AMENDED AND RESTATED LICENSE AGREEMENT

                                  (OPTIVAX(R))


         THIS LICENSE AGREEMENT (this "Agreement") is made and executed as of October 10, 1996, by and between CYTRX CORPORATION, a Delaware corporation ("CytRx"), and VAXCEL, INC., a Delaware corporation ("Vaxcel").


                                    RECITALS

         WHEREAS, CytRx owns certain patents, patent applications, technology and other rights related to a certain copolymer and its use as a vaccine adjuvant;

         WHEREAS, Vaxcel obtained the exclusive, worldwide license in and to such rights, in accordance with the terms of a License Agreement dated as of January 1, 1993 (the "Original Agreement"), and amended as of February 1, 1994, December 30, 1994, and August 10, 1995, to develop and commercially exploit such patents, patent applications, technology and other rights in the Field (as defined below); and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, CytRx and Vaxcel hereby agree to amend and restate the Original Agreement, as amended, as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below.

         "Affiliate," "affiliate" or any variation thereof means, when used with reference to a specified person, any person or entity directly or indirectly controlling, controlled by or under common control with the specified person. For purposes of this Agreement, the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of an entity, or the right to control the policy decisions of a person or entity, shall be deemed to constitute control.

         "Block Copolymer Patent Rights" means CytRx's rights in all information or discoveries covered by patents and patent applications listed on Exhibit A hereto, and all patents issuing upon such applications, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing.

         "Copolymer" means a certain series of 12,000 kd molecular weight polyoxyethylene / polyoxypropylene copolymers, as more specifically described on Exhibit B, and covered by the claims in the Patent Rights.

         "Effective Date" means the date specified in the introduction to the Original Agreement.

         "Emory Agreement" means the License Agreement and Amendment dated as of November 1, 1985, between Emory University and CytRx (formerly known as SYNTHRx), as further amended on July 22, 1986, August 18, 1986 and January 9, 1992.

         "Federal Government Interest" means the rights of the U.S. Government arising under 35 U.S.C. Section 200 et seq. (which codifies Public Laws 96-517, 97-256 and 98-620) and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

         "Field" means Regulated Use of the Copolymer or Products as Vaccine Adjuvants in combination with an antigen in a Vaccine Delivery System (a) in human animals, and (b) solely for the purpose of conducting research or preclinical trials by Vaxcel and its Technology partners in non-human animals in order to predict safety and efficacy in human animals (this arrangement would be covered under a Materials Transfer, Option, or Sublicense Agreement between Vaxcel and a third party). The term "Field" excludes any other use of the Copolymer and Products alone or in combination with any other active ingredient and specifically excludes, without limitation, (1) the use of the Copolymer and Products for the delivery and/or protection of genes, oligonucleotides or therapeutic agents for any in vivo, ex vivo, or in vitro purposes, (2) the use of the Copolymer and Products alone as non-specific immune stimulants, and (3) the use of the Copolymer and Products as therapeutic agents to treat infectious diseases. Notwithstanding clause (2) of the preceding sentence, the Copolymer may be used (and the term "Field" shall include Regulated Use of the Copolymer) alone as a prophylactic, non-specific immune stimulant in human animals.

         "FDA" means the U.S. Food and Drug Administration or any successor agency thereto.

         "Improvement" means any and all new or useful processes, manufacturing methods, compositions of matter or methods of use first conceived, reduced to practice or developed after the Effective Date and during the term of this Agreement which relate to the manufacture or use of Products and which apply to the Field.

         "Net Sales" as applied to a Product shall mean the gross sales of such Product by Vaxcel or any Affiliate thereof to an unaffiliated third party, less: transportation charges to the extent separately identified on the invoice and included in the gross sales; returns and allowances actually paid or allowed by Vaxcel; customary discounts (whether in cash or trade); and sales and similar taxes based on sales prices to the extent included in gross sales, but not including taxes assessed on income derived from such sales.

         "Patent Rights" means the Vaccine Patent Rights and the Block Copolymer Patent Rights.

         "Product" or "Products" means the Copolymer and any product containing, incorporating, based upon or otherwise using the Copolymer or the Technology in the Field.

         "Product Information" means all technical, scientific, business development and marketing data and information owned or possessed by CytRx on or before the Effective Date relating to the Copolymer or the Products in the Field, including (i) all information relating to indications for use and conditions of the Copolymer in the Field, (ii) the specifications for the Copolymer, (iii) licensing and similar contacts, and (iv) all other methods, processes, know-how and trade secrets, whether or not patented or patentable, which CytRx owns or possesses (to the extent CytRx can furnish such information without violating any obligation of confidentiality to a third party) on the Effective Date and which relate to the Copolymer or Products in the Field and may be useful in the manufacturing, marketing or sale of Products in the Field.

         "Regulated Use" means the development, manufacture and sale of any Product that, at the time Vaxcel begins its development efforts, is subject to regulations by the FDA (if conducted in the United States), other regulatory agencies around the world (if conducted outside the United States), or any successor agencies.

         "Technology" means the Patent Rights and the Product Information.

         "Vaccine Adjuvant" means the Copolymer or any Product which specifically enhances the body's immune response to one or more specific antigen(s) in a vaccine.

         "Vaccine Delivery System" means any emulsion or formulation containing the Copolymer in combination with an antigen, which is intended to elicit an immune response that is specific for the antigen. The emulsion or formulation may deliver the combination either immediately or over a period of time, through any route of administration including, without limitation, an oral, nasal or pulmonary method or use.

         "Vaccine Patent Rights" means CytRx's rights in all information or discoveries covered by patents and patent applications listed on Exhibit C hereto, and all patents issuing upon such applications, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing.

         "Valid Claim" means a claim included in an issued patent that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and nonappealable or non-appealed judgment or a claim included in a patent application.

                                   ARTICLE II

                           GRANT OF LICENSE TO VAXCEL;
                         TRANSFER OF PRODUCT INFORMATION

         2.1 License. Subject to the terms and conditions herein, CytRx hereby grants to Vaxcel a worldwide, royalty-bearing right and license in and to the Technology to make, have made, use, modify, further develop, improve, market, sell and otherwise commercially exploit the Products in the Field, and to practice under the Patents and to use the Product Information in the Field in connection therewith. The license shall be exclusive, even as to CytRx, subject to the Federal Government Interest. Vaxcel shall have the right to sublicense its rights hereunder to the extent consistent with the terms of this Agreement, including Section 2.4 hereof. Vaxcel shall not have the right to make or have made the Copolymer but shall have the right to have the Copolymer made on its behalf by CytRx, in accordance with Section 4.6 hereof.

         2.2 Transfer of Product Information. Promptly following the Effective Date, CytRx shall use all reasonable efforts to make available to Vaxcel a copy of all Product Information owned or possessed by CytRx on the Effective Date.

         2.3 Improvements.

                  (a) Any and all Improvements made, discovered, developed or acquired by Vaxcel in the Field ("Vaxcel Improvements") during the term of this Agreement shall belong to Vaxcel, and Vaxcel shall have exclusive right, title and interest thereto and shall have no obligation to disclose to CytRx such Improvements or to permit CytRx to make use of such Improvements. All Vaxcel Improvements in the Field shall be transferred to CytRx, without charge, upon termination of this Agreement (except in the case of termination pursuant to Section 6.1 or because of breach by CytRx pursuant to Section 6.3).

                  (b) Vaxcel shall promptly notify CytRx, in writing, of any Improvement outside the Field. All Improvements made, discovered, developed or acquired by Vaxcel outside the Field during the term of this Agreement shall belong to Vaxcel, but CytRx shall have the right to license any such Improvement on an exclusive, worldwide basis, on terms no less favorable to CytRx than the terms of this Agreement. CytRx's right of first refusal shall terminate 180 days after Vaxcel has fully disclosed the Improvement and all corresponding data to CytRx in writing, but in no event may Vaxcel subsequently license the Improvement to any person on terms less favorable than those offered to CytRx, without first allowing CytRx the opportunity to license the Improvement on the more favorable terms.

         2.4 Sublicensing of Technology. The right of Vaxcel to grant sublicenses to third parties under Section 2.1 hereof is subject to the following conditions:

                  (a) Vaxcel shall forward to CytRx, within thirty (30) days after execution of a sublicense, option, or similar agreement, a complete and accurate written copy of each executed agreement hereunder;

                  (b) In each such sublicense, the sublicensee shall acknowledge that it is subject to all of Vaxcel's duties and obligations contained in this Agreement;

                  (c) Notwithstanding any sublicense to the contrary, Vaxcel shall remain responsible to CytRx for all of Vaxcel's and its Sublicensees' duties and obligations contained in this Agreement;

                  (d) Upon the occurrence of an Event of Default under Section 6.2(a), all payments then or thereafter due and owing to Vaxcel from any of its sublicensees shall upon notice from CytRx to any such sublicensee become payable directly to CytRx by such sublicensee for the account of Vaxcel; provided, however, that CytRx shall remit to Vaxcel the amount by which such payments exceed the amounts owed by Vaxcel to CytRx under this Agreement or otherwise, less any costs of collection plus interest for late payment per Section 3.7 (if any); and

                  (e) Each sublicense shall provide for its assignment to CytRx, at the option of CytRx, in the event of termination of this Agreement for any reason (other than termination pursuant to Section 6.1 or because of breach by CytRx pursuant to Section 6.3).


                                   ARTICLE III

                                 ROYALTIES, ETC.

         3.1 Royalties. In consideration of the licenses granted under Article II, Vaxcel shall pay a royalty to CytRx on every direct sale of the Product by Vaxcel or its Affiliates in any country for the longer of (a) ten years from the first commercial sale of the Product in that country, or (b) for so long as the manufacture or sale of the Product is subject to a Valid Claim in such country. The royalty shall be equal to ten percent (10%) of the Net Sales of such Product. A sale of a Product shall be deemed to occur upon the earlier of (i) shipment of a Product by Vaxcel or its Affiliates to an unaffiliated party, or
(ii) transfer of title to the Product to the buyer.


         3.2 Sublicense Compensation. If Vaxcel sublicenses any or all of its rights hereunder to an unaffiliated third party, Vaxcel shall pay to CytRx a royalty of fifteen percent (15%) of all compensation received by Vaxcel from the sublicensee, whether denominated as license fees, milestone payments, approval fees, royalty income or otherwise. Furthermore, any compensation above Vaxcel's fully allocated cost of either chemical sales or R&D revenue received by Vaxcel will be considered sublicense compensation for the purposes of calculating the CytRx payment. Notwithstanding the foregoing, however, sublicense compensation shall not include government grants or purchases of Vaxcel equity by an unaffiliated third party.

         3.3 Third Party Royalties. CytRx shall be responsible for any royalties payable as a result of this Agreement, if any, pursuant to the Emory Agreement, any royalties payable to BASF, if any, pursuant to an Agreement dated as of May 22, 1986, as such may be amended, between CytRx and BASF Corporation (the "BASF Agreement"). Vaxcel shall be responsible for any other royalties or similar payments owed to third parties as a result of Vaxcel's commercialization of Products under this Agreement.

         3.4 Payment of Royalties. Royalties payable to CytRx under Section 3.1 or 3.2 shall be due for each calendar quarter beginning with the first calendar quarter in which a sale of any Product occurs or sublicense cash compensation is received from any third party and shall be payable to CytRx within thirty (30) days following the last day of the applicable calendar quarter.

         3.5 Reports. Vaxcel shall deliver to CytRx within thirty (30) days after the end of each calendar quarter a report, certified by the chief financial officer of Vaxcel, setting forth in reasonable detail the calculation of the royalties payable to CytRx for such calendar quarter, including the Net Sales on a Product-by-Product and country-by-country basis, and all royalty income received from sublicensees of Vaxcel.

         3.6 Currency and Place of Payment.

                  (a) All payments to CytRx under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to CytRx at the account designated in writing by CytRx from time to time.

                  (b) With respect to sales of Products made in a currency other than United States dollars, royalties shall be computed based upon the same conversion rate of the currencies of sales into United States dollars as is published in The Wall Street Journal (Eastern Edition) as of the last business day of the calendar quarter included in the report.

                  (c) In the event that Vaxcel is prevented from making any royalty payment under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty payments may be paid by depositing them in the currency in which accrued to CytRx's account in a bank acceptable to CytRx in the country whose currency is involved. If the local currency can not be converted or remitted to CytRx within twelve (12) months from the initial deposit, Vaxcel shall pay CytRx the equivalent of such amount (including any interest earnings) in United

States dollars, and the local currency shall be transferred to an account in a bank acceptable to Vaxcel in that country.

         3.7 Late Payment. Payments hereunder shall be deemed paid as of the day on which they are received at the account designated pursuant to Section 3.6. Any part of a royalty which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at three (3) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

         3.8 Records. Vaxcel agrees to maintain for five (5) years after the submission of each report under Section 3.5 hereof full and accurate books and records in sufficient detail to enable the royalties payable hereunder to be verified, and to require any Affiliate or sublicensee to do the same. Upon reasonable prior notice to Vaxcel, CytRx and its certified public accountants shall have access to the books and records of Vaxcel to conduct a review or audit thereof. Such access shall be available not more than once each calendar year, during normal business hours, during the term of this Agreement and for a period of three (3) years after its expiration or termination.

         3.9 No Set-Offs or Counterclaims. Under no circumstances shall any amount payable to CytRx under this Agreement be reduced, whether by set-off, counterclaim, adjustment or otherwise, by virtue of any claim against Vaxcel asserted or alleged by Vaxcel, any of its Affiliates, any assignees, sublicensees or any other party, or any other person.


                                   ARTICLE IV

                     CERTAIN RESPONSIBILITIES OF THE PARTIES

         4.1 Development Responsibility. Vaxcel shall be responsible for determining a commercialization strategy and for conducting, at its cost and expense, all activities relating to the development, manufacture and marketing of the Products including, without limitation, the conduct of preclinical and clinical testing, product registration activities, the establishment of a sales force or distribution network, and the promotion and sale of Products.

         4.2 Commercialization of Products and Indications. Vaxcel shall commercialize the Products as promptly as practicable, consistent with commercially reasonable practice. Vaxcel shall provide CytRx with semi-annual updates (which may be oral, unless CytRx requires a written update), in reasonable detail, describing the progress of the development and commercialization of the Products and the development activities in the Field. In addition, representatives of CytRx and Vaxcel shall meet not less frequently than twice each calendar year to review and discuss the development and commercialization activities of Vaxcel with respect to the Products.

         4.3 Government Approvals. Vaxcel shall be responsible, at its cost and expense, for obtaining and maintaining all approvals, licenses, registrations or authorizations, including pricing and reimbursement approvals, of any U.S. or non-U.S. national, state or local regulatory agency, department, bureau or other government entity, including the FDA and USDA, necessary for the manufacture, use, storage, transport or sale of Products sold by or on behalf of Vaxcel. All such approvals, registrations and authorizations shall be in the name of Vaxcel.

         4.4 Assistance by CytRx. Vaxcel may request the assistance of CytRx in the development and commercialization activities related to the Product. If CytRx agrees to provide any such assistance, the services provided by CytRx employees shall be paid by Vaxcel in accordance with the Services and Facilities Agreement between CytRx and Vaxcel effective as of January 1, 1993 (the "Services Agreement"), unless otherwise agreed to in writing by the parties.

         4.5 Drug Master File. CytRx shall be responsible for preparing and maintaining a Drug Master File on the Copolymer (the "DMF") and submitting said DMF to the FDA and certain international regulatory agencies, as designated by Vaxcel. CytRx may request the assistance of Vaxcel in the preparation and maintenance of the DMF. Unless otherwise agreed to in writing by CytRx and Vaxcel, the services provided by CytRx employees in connection with any such assistance shall be paid by Vaxcel in accordance with the Services Agreement. CytRx shall maintain ownership of the DMF and shall allow Vaxcel and its third party sublicensee(s) access to the DMF for confidential regulatory purposes.

         4.6 Supply of the Copolymer by CytRx; Finished Chemical Product. CytRx shall supply Vaxcel's requirements of the Copolymer in accordance with the terms of the Amended and Restated Supply Agreement between CytRx and Vaxcel effective as of August 10, 1995.

         4.7 Non-Competition.

                  (a) During the term of this Agreement and for five years thereafter Vaxcel shall not, directly or indirectly, develop, market, sell or distribute any product in the CytRx Field. For purposes of this Agreement, the term "CytRx Field" means use of surfactant, surfactant-like, and glycosaminoglycan molecules and all derivatives, modifications, analogues and variations thereof, as biologically active agents. These molecules include poloxamers, poloxamines, tetronics, ethoxylated fatty acids, tritons, tweens, and all derivatives, modifications, analogues and variations thereof.

                  (b) During the term of this Agreement, CytRx shall not, and shall not license other persons to, directly or indirectly, develop, market, sell or distribute any product that consists of a polyoxyethylene/polyoxypropylene copolymer in the Field; provided, however, that for the purposes of this Section 4.7(b) only, "Field" shall not include (and this Section 4.7(b) shall not apply to) sales of TiterMax or any successor brands for vaccine research in non-human animals.



                                   ARTICLE V

                        PROTECTION OF LICENSED TECHNOLOGY

         5.1 Prosecution of Patents.

                  (a) From and after the Effective Date, Vaxcel shall be responsible, at its cost and expense, for prosecuting to issuance all patent applications, for filing and prosecuting all patent reissues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees, on all applications and patents which constitute Vaccine Patent Rights under this Agreement. CytRx shall retain responsibility for such obligations as they relate to the Block Copolymer Patent Rights.

                  (b) Each party shall cooperate with the other party including, without limitation, executing all lawful papers and instruments and making all rightful oaths and declarations, as may be necessary in the preparation and prosecution of all such patents and other protections related to the Technology.

                  (c) In the event Vaxcel should elect not to continue the prosecution of any patent application, patent reissue or patent re-examination, to apply for a patent extension, or to pay a patent maintenance fee that relates to the Vaccine Patent Rights, Vaxcel shall notify CytRx of such decision at least forty-five (45) days in advance of the due date for such action or payment, and CytRx shall have the right, but not the obligation, to assume Vaxcel's responsibility therefor, but upon such notice from Vaxcel such patents or applications shall be excluded from the definition of Vaccine Patent Rights under this Agreement.

         5.2      Infringement of Patents.

                  (a) Each party shall promptly give written notice to the other party of any infringement or possible infringement of any of the Technology by a third party.

                  (b) Vaxcel shall be responsible, at its discretion and at its cost and expense, for prosecuting any such infringement. In such event, CytRx shall cooperate with Vaxcel, at Vaxcel's expense. Vaxcel shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on CytRx or grants any rights to the Technology, without CytRx's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding the above, CytRx may (at its expense) elect to prosecute any infringement of the Block Copolymer Patent Rights and Vaxcel shall cooperate with CytRx.

                  (c) If Vaxcel fails to prosecute such infringement in a reasonable period of time (but in no event later than sixty (60) days after CytRx receives notice thereof), CytRx shall have the right, but not the obligation, to prosecute such infringement at its own expense, but such Technology shall be excluded from the definition of Technology under this Agreement. In such event, Vaxcel shall cooperate with CytRx, at CytRx's expense.

                  (d) Any recovery obtained by the prosecuting party as the result of such proceeding, by settlement or otherwise, shall be applied first, to the prosecuting party, in an amount equal to its costs and expenses of the litigation. Any remaining damage award shall be allocated 80% to the party prosecuting the claim and 20% to the non-prosecuting party.


                                   ARTICLE VI

                                   TERMINATION

         6.1 Term. This Agreement shall begin on the Effective Date and, unless sooner terminated under this Article VI, shall expire upon the later of ten years after the first commercial sale of the initial Product, or expiration of the last-to-expire patent included in the Patent Rights.

         6.2 Termination by CytRx.

                  (a) Upon the occurrence of any of the events set forth below ("Events of Default"), CytRx shall have the right to terminate this Agreement by giving written notice of termination, such termination to be effective with the giving of such notice:

                           (1) nonpayment of any amount payable to CytRx that is
continuing thirty (30) calendar days after CytRx gives Vaxcel written notice of such nonpayment;

                           (2) breach by Vaxcel of any covenant (other than a
payment covenant included in clause (1)) or of any representation or warranty contained in this Agreement that is continuing sixty (60) calendar days after CytRx gives Vaxcel written notice of such breach;

                           (3) Vaxcel becomes insolvent, or voluntary or
involuntary proceedings by or against Vaxcel are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for Vaxcel, or proceedings are instituted by or against Vaxcel for corporate reorganization or the dissolution of Vaxcel, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or Vaxcel makes an assignment for the benefit of creditors;

                           (4) the cessation of operations by Vaxcel (other than
pursuant to a merger, reorganization or consolidation in which Vaxcel is not the surviving corporation or a sale by Vaxcel of all or substantially all of its assets);

                           (5) the seizure or attachment of all or substantially
all of the assets of Vaxcel, in conjunction with any action against it by any third party, which seizure or attachment is not released within forty-five (45) days after such seizure or attachment and which is contested in good faith by Vaxcel;

                           (6) the failure of Vaxcel or any sublicensee thereof
to have used its best efforts to file a Product License Application ("PLA") with the FDA by the seventh anniversary of the Effective Date for a Product that under applicable FDA rules and regulations does not require a full-scale efficacy trial prior to the filing of the PLA;

                           (7) the failure of Vaxcel or any sublicensee thereof
to have used its best efforts to make any commercial sales of a Product in the United States, Europe or Japan by the eighth anniversary of the Effective Date; or

                           (8) Vaxcel at any time discontinues the marketing and
sale of all Products under this Agreement.

                  (b) No exercise by CytRx of any right of termination will constitute a waiver of any right of CytRx for recovery of any moneys then due to it hereunder or any other right or remedy CytRx may have by law or by this Agreement.

         6.3 Termination by Vaxcel. Vaxcel shall have the right to terminate this Agreement upon sixty (60) calendar days notice to CytRx upon breach by CytRx of any covenant, representation or warranty that is continuing sixty (60) calendar days after Vaxcel gives CytRx written notice of such breach.

         6.4 No Other Events of Termination. This Agreement shall terminate or otherwise be deemed to end if and only if the expiration or termination is effected pursuant to Sections 6.1, 6.2 or 6.3 hereof.

         6.5 Rights and Duties Upon Termination. Within 30 days after termination of this Agreement under Sections 6.2 or 6.3:

                  (a) Each party shall return to the other party any trade secrets or confidential information of the other party received pursuant to this Agreement or otherwise.

                  (b) Vaxcel also shall deliver to CytRx all Technology which is embodied in physical form, together with any and all promotional materials and other data, information, test results, marketing information, customer lists and records, distributor lists and records, sales data and projections and any other information under

Vaxcel's control that is related to the manufacture, marketing or sale of Product or Copolymer.

                  (c) Upon termination of this Agreement by CytRx (except termination for breach by Vaxcel), Vaxcel may sell remaining inventory and finished goods for a period not to exceed six (6) months, subject to the royalty obligations and other provisions of this Agreement.

         6.6 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Vaxcel's obligation to pay any royalties accrued but unpaid prior to such termination shall survive the termination of this Agreement. In addition, Sections 2.3, 4.7(a), 5.2, 6.5, 7.1 and 7.2(a) and this Section 6.6 and Articles IX and X shall survive the termination of this Agreement, together with any other provisions to the extent required for the full observation and performance of the surviving terms by any or all of the parties hereto.

                                   ARTICLE VII

                                CERTAIN COVENANTS

         7.1      Proprietary Information.

                  (a) Non-Disclosure Covenant. Trade Secrets and Confidential Information and all physical embodiments thereof received by one party (the "Receiving Party") from the other (the "Disclosing Party") during the term of this Agreement are confidential to and are and will remain the sole and exclusive property of the Disclosing Party. At all times, both during the term of this Agreement and after its termination, Receiving Party shall hold all Trade Secrets of Disclosing Party in confidence, and will not use, copy or disclose such Trade Secrets, or any physical embodiment thereof, or cause any of such Trade Secrets to lose their character as Trade Secrets. At all times during the term of this Agreement and for a period of three (3) years following its termination, Receiving Party shall hold the Confidential Information of Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information, or any physical embodiments thereof, or cause any of such Confidential Information to lose its character or cease to qualify as Confidential Information.

                  (b) Security Measures. Trade Secrets and Confidential Information shall be maintained under secure conditions by Receiving Party, using reasonable security measures and in any event (1) not less than the same security measures used by Receiving Party for the protection of its own trade secrets and confidential information of a similar kind, and (2) any specific security measures required by Disclosing Party. Receiving Party shall not remove, obscure, or deface any proprietary legend relating to the Disclosing Party's rights, on or from any tangible embodiment of any Trade Secrets or Confidential Information without the Disclosing Party's prior written consent.

                  (c) Disclosure Ordered by Government Bodies. If Receiving Party is ordered by a court, administrative agency, or other governmental body of competent jurisdiction to disclose Trade Secrets or Confidential Information, or if it is served with or otherwise becomes aware of a motion or similar request that such an order be issued, then Receiving Party will not be liable to Disclosing Party for disclosure of Trade Secrets or Confidential Information required by such order if Receiving Party complies with the following requirements: (1) if an already-issued order calls for immediate disclosure, then Receiving Party shall immediately move for or otherwise request a stay of such order to permit Disclosing Party to respond as set forth in this Section 7.1(c); (2) Receiving Party shall immediately notify Disclosing Party of the motion or order by the most expeditious possible means; and (3) Receiving Party shall join or agree to (or at a minimum shall not oppose) a motion or similar request by Disclosing Party for an order protecting the confidentiality of the Trade Secrets and Confidential Information including joining or agreeing to (or nonopposition to) a motion for leave to intervene by Disclosing Party.

                  (d) Reports of Misappropriation by Others. Receiving Party shall immediately report to Disclosing Party any attempt by any person of which Receiving Party has knowledge (1) to use or disclose any portion of the Trade Secrets or Confidential Information without authorization from Disclosing Party, or (2) to copy, reverse assemble, reverse compile or otherwise reverse engineer any part of such materials (except as permitted herein).

                  (e) Trade Secrets Defined. "Trade Secrets" means information related to Disclosing Party (1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use, and (2) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. . (f) Confidential Information Defined. "Confidential Information" means information that is (1) confidential to the business of Disclosing Party, (2) is designated and identified as such by Disclosing Party, and (3) is not a Trade Secret; provided, however, that Confidential Information does not include:

                           (1) any information that is at the time of receipt by
Receiving Party or thereafter becomes part of the public domain (through publication or otherwise);

                           (2) any information that was independently known to
Receiving Party prior to receipt thereof from Disclosing Party, as evidenced by written records of Receiving Party;

                           (3) any information that was disclosed to Receiving
Party by a third party having the right to disclose such information; or

                           (4) information that is required to be disclosed by
Receiving Party by proper order of a court or administrative body, but prior to such disclosure Receiving Party must notify Disclosing Party of its belief that disclosure is required.

         Notwithstanding the foregoing, it is understood that Receiving Party may disclose Trade Secrets and Confidential Information to its consultants, outside contractors, clinical investigators and agents if such persons agree to keep such information confidential to the same extent Receiving Party is so obligated hereunder, and agree to use such information only for such purposes as Receiving Party is authorized to use such information.

         7.2      Certain Trademark Matters.

                  (a) Vaxcel shall have the right and the obligation, at its sole cost and expense, to select, register, prosecute, maintain and defend all trademarks used with Products under this Agreement. Upon termination of this License Agreement by CytRx under Section 6.2 hereof, Vaxcel shall transfer and assign such trademarks and any registrations relating thereto to CytRx or CytRx's designee.

                  (b) CytRx shall be entitled to use and refer to Vaxcel's trademarks in CytRx's reports to stockholders, registration statements, private placement memoranda and similar corporate documents and records, without obligation to Vaxcel.

         7.3 Compliance with Laws. Vaxcel shall comply with all applicable laws, rules and regulations pertaining to the use of the Technology and the development, marketing, advertising and distribution of the Products.

         7.4 Taxes. All taxes, assessments and fees of any nature levied or incurred on account of any payments accruing under this Agreement, by national, state or local governments, will be assumed and paid by Vaxcel, except taxes levied thereon as income to CytRx, and if such taxes are required to be withheld by Vaxcel, they will be deducted from such payments due to CytRx and will be paid by Vaxcel for the account of CytRx, a receipt thereof secured, if available and sent to CytRx. If for any reason CytRx cannot credit such withholding tax in a particular country against the Federal income taxes paid by CytRx, Vaxcel shall increase the royalty in such country to provide CytRx with a net amount equal to the royalty that would have been paid absent such withholding tax.

         7.5 Press Releases. Vaxcel shall provide CytRx with the prior opportunity to approve any press release or similar public announcement concerning this Agreement, the Technology or the Products, as soon as practicable but in no event later than 24 hours before the announcement is made. CytRx acknowledges that its opportunity to review and approve press announcements is subject to and may be limited by any securities laws to which Vaxcel may be subject that require immediate disclosure.

                                  ARTICLE VIII

                                   DISCLAIMERS

         8.1 No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11.1 HEREOF, CYTRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE TECHNOLOGY, THE PRODUCTS OR ANY INFORMATION COMMUNICATED TO VAXCEL BY CYTRX. SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, CYTRX MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF THE TECHNOLOGY OR THE PRODUCTS. THE RIGHTS GRANTED HEREUNDER ARE GRANTED ON AN "AS IS" BASIS. CytRx does not warrant the accuracy of any information included within the Technology nor does CytRx warrant that any such information constitutes Trade Secrets or Confidential Information or that the Technology will be free from claims of infringement by third parties or any other rights of third parties. Under no circumstances shall CytRx be liable to Vaxcel or any third party for consequential damages in tort or contract or otherwise incurred by Vaxcel or any third party.


                                   ARTICLE IX

                                    INDEMNITY

         9.1 Indemnification by Vaxcel. Vaxcel will indemnify and hold harmless CytRx and its Affiliates, employees, officers, directors, stockholders and agents (a "CytRx Indemnified Party") from and against any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) which the CytRx Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) the breach by Vaxcel of any covenant, representation or warranty of Vaxcel contained in this Agreement, (b) the manufacturing, marketing, sale or distribution of any Product by Vaxcel or any person on behalf of Vaxcel, (c) the use by any person of any Product that was manufactured, marketed, sold or distributed by Vaxcel or any Affiliate or sublicensee, (d) any contamination of or defect in any Product, (e) the use by Vaxcel or any Affiliate or sublicensee of the Technology or the Products, or (f) the successful enforcement by a CytRx Indemnified Party of any of the foregoing.

         9.2 Indemnification by CytRx. CytRx will indemnify and hold harmless Vaxcel and its Affiliates, employees, officers, directors, shareholders and agents (a "Vaxcel Indemnified Party") from and against any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) which the Vaxcel Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (a) the breach by CytRx of any covenant, representation or warranty of CytRx contained in this Agreement, or (b) the successful enforcement by a Vaxcel Indemnified Party of any of the foregoing.

         9.3 Conditions to Indemnification. The obligations of the indemnifying party under Sections 9.1 and 9.2 are conditioned upon the prompt notification to the indemnifying party of any of the aforementioned suits or claims in writing within fifteen (15) days after receipt of notice by the indemnified party of such suit or claim. The indemnifying party shall have the right to assume the defense of any such suit or claim unless, in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, in which event the indemnified party may control the defense or settlement thereof. If the indemnifying party defends the claim, the indemnified party may participate in the defense of such suit or claim at its sole cost and expense. This provision for indemnification shall be void and there shall be no liability against a party as to any suit or claim for which settlement or compromise or an offer of settlement or compromise is made without the prior consent of the indemnifying party.


                                    ARTICLE X

                                  JURISDICTION

         10.1 Jurisdiction. Each party irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding under this Agreement may be brought in the United States District Court for the Northern District of Georgia or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Fulton County, Georgia;
(b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection that it may have to personal jurisdiction or the laying of venue of any such suit, action or proceeding in any such court.


                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

         11.1 Representations and Warranties of CytRx. CytRx represents and warrants to Vaxcel as follows:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of CytRx enforceable in accordance with its terms.

                  (c) The execution and delivery of this Agreement and the performance by CytRx of its obligations hereunder will not contravene or result in any breach of the

Certificate of Incorporation or Bylaws of CytRx or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of any law, rule, regulation, statute, order or decree to which CytRx or any of its Affiliates is a party or by which any of them or any of their property is subject.

                  (d) CytRx has not received notice of any claim that the Copolymer or any of the Products or Patent Rights infringe upon any third party's know-how, patent or other intellectual property rights.

                  (e) CytRx is the exclusive owner or licensee of all rights in and to the Technology, subject to the Federal Government Interest, the rights of Emory under the Emory Agreement, and the rights of BASF under the BASF Agreement.

         11.2 Representations and Warranties of Vaxcel. Vaxcel represents and warrants to CytRx as follows:

                  (a) Vaxcel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Vaxcel enforceable in accordance with its terms.

                  (c) The execution and delivery of this Agreement and the performance by Vaxcel of its obligations hereunder will not contravene, or result in any breach of, the Certificate of Incorporation or Bylaws of Vaxcel, or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in any violation of any law, rule, regulation, statute, order or decree to which Vaxcel or any of its Affiliates is a party or by which any of them or any of their property is subject.


                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Entire Agreement: Amendment. This Agreement, together with the Exhibits annexed hereto sets forth and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of Vaxcel and CytRx.

         12.2 Parties Independent. In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Vaxcel and CytRx. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

         12.3 Effect of Invalidity of Certain Provisions. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         12.4 Governing Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware.

         12.5 Waivers. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

         12.6 Headings. The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

         12.7 Notice. Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sufficiently made or given if sent to such party by either telecopy transmission or certified or registered first class mail, postage prepaid, return receipt requested addressed to it as follows:

         If to CytRx:
                           CytRx Corporation
                           154 Technology Parkway
                           Norcross, GA 30092
                           FAX No. (770) 448-3357
                           Attention: President

         with a copy to:
                           Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                           FAX No. (404) 881-7777
                           Attention: George M. Maxwell, Jr.

         If to Vaxcel:
                           Vaxcel, Inc.
                           154 Technology Parkway
                           Norcross, GA 30092
                           FAX No. (770) 453-0194
                           Attention: President

or to such other address as either party shall designate by written notice, similarly given, to the other party. Any notice if given or made by certified or registered first class mail letter, return receipt requested, shall be deemed to have been received on the earlier of the date actually received and the date three (3) days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

         12.8 Successors and Assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that such consent is not required in connection with the assignment of either party's rights or obligations hereunder to an Affiliate thereof or to any successor to substantially all of this Agreement. Subject to the foregoing, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all the terms and provisions of this Agreement.

         12.9 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

         12.10 License of Additional Copolymer(s) to Vaxcel. CytRx grants Vaxcel the right to evaluate and request a license in the Field for a copolymer(s) different than those described on Exhibit B. If such a license request is duly approved by both parties, such copolymer(s) shall be deemed to be included within the definition of Copolymer in Section 1.1 of this Agreement and the parties will amend Exhibit B to reflect the additional licensed copolymer(s).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                      CYTRX CORPORATION


                                      By:   /s/ Jack J. Luchese
                                            ----------------------------------
                                      Name:    Jack J. Luchese
                                      Title:   President and Chief Executive
                                               Officer


                                      VAXCEL, INC.

                                      By:   /s/ Paul J. Wilson
                                            ----------------------------------
                                      Name:    Paul J. Wilson
                                      Title:   President and Chief
                                               Executive officer

                                    EXHIBIT B


                                 DESCRIPTION OF

                               COPOLYMERS LICENSED

                               TO VAXCEL BY CYTRX



DESCRIPTION - Synthetically produced block copolymers composed of a central hydrophobic core of polyoxypropylene of 12,000 kd molecular weight, flanked by hydrophilic chains of polyoxyethylene (including those synthesized by SCF processes) as designated in the following chart.

-----------------------------------------------------------------------------
            Copolymer                                  Peak Molecular
           Designation              % POE                  Weight
-----------------------------------------------------------------------------
             CRL-8196               2.5%                   12,470
-----------------------------------------------------------------------------

             CRL-1005               5.0%                   12,670
-----------------------------------------------------------------------------

             CRL-1309               7.5%                   12,880
-----------------------------------------------------------------------------

             CRL-2690                10%                   13,090
-----------------------------------------------------------------------------

             CRL-4279                15%                   13,530
-----------------------------------------------------------------------------

             CRL-4654                20%                   14,240
-----------------------------------------------------------------------------